EXHIBIT 99.1

Medical Action Industries Announces Chief Operating Officer

BRENTWOOD, N.Y., Jan. 14, 2013 (GLOBE NEWSWIRE) -- Paul D. Meringolo, a member of the Board of Directors (our "Board") of Medical Action Industries Inc. (the "Company") (Nasdaq:MDCI) and its President and Chief Executive Officer, announced that the Company has begun the process of searching for a Chief Operating Officer. No deadlines have been established in connection with that search. Pending the results of that search, the Company announced that Mr. Paul Chapman, a current member of the Board, has been appointed interim Chief Operating Officer, effective January 14, 2013.

In his new role, Mr. Chapman will also maintain his role as a member of the Board. Reporting to Mr. Chapman will be the three leaders of the Company's strategic business units: Cynthia Bell, President and General Manager of Minor Procedure Kits and Trays; Charles Kelly, President and General Manager of Patient Care; and Richard Setian, President and General Manager of Custom Procedure Trays and Operating Room Products.

"I am delighted to have Paul join our executive team and assist us during this transition," said Paul Meringolo. "His vast experience in leading business unit teams in manufacturing environments will bring substantial additional insight, discipline and accountability to our organization at this critical time as we continue to mark successful milestones in our revitalization of this Company. Since joining our Board in October 2012, Paul has already made significant contributions to our strategic and analytical review of the business. The decision to add a Chief Operating Officer reinforces the recent moves we have made to install leaders who can drive success in the three key tasks of strategy, finances and operations. With our executive team now in place, fiscal year 2014 is set to be a pivotal year for Medical Action."

Kenneth Davidson, Chairman of the Board of Directors, added, "This addition to our executive management structure will build on the successes we have seen already with the formation of business units in July 2012 and the appointment of a new Chief Financial Officer in March 2012. With Paul Chapman as interim Chief Operating Officer, the Company can strengthen its focus on manufacturing efficiencies, management reporting, and executive accountability. With Paul Chapman leading our internal operations and Paul Meringolo focusing on industry relationships and strategies, Medical Action is well positioned to actively pursue strategic growth opportunities."

Mr. Chapman was Chairman and Chief Executive Officer of National Rehab Corporation, a distributor of wound care, ostomy, urological and orthopedic supplies, from February 2008 through September 2012 until its sale to a large healthcare conglomerate. From November 2007 through January 2009, Mr. Chapman served as a director for DJO Global, Inc., a leading global manufacturer and provider of high-quality, orthopedic devices with a broad range of products used for rehabilitation, pain management and physical therapy. From January 1994 through December 2007, he held various senior executive positions, including President and Chief Operating Officer, at ReAble Therapeutics (and its predecessors Encore Medical Corp and Chattanooga Group, Inc.), a Blackstone Group portfolio company and a global manufacturer of orthopedic implants and rehabilitation devices. From January 1988 to January 1994, he held various executive positions with Stryker Corporation, a provider of orthopedic implants, surgical instrumentation, endoscopy equipment, hospital beds and stretchers.

The appointment of Mr. Chapman to this interim executive officer position in addition to his current role as a member of the Board will cause him to no longer meet the definition of an "independent director" set forth in NASDAQ Stock Market Rule 5605(a)(2). The Board promptly notified NASDAQ of the appointment and change in Mr. Chapman's status and that, therefore, the Board was no longer comprised of a majority of independent directors as required by NASDAQ Stock Market Rule 5605(b)(1) (the "Rule"). The Company intends to regain compliance with the Rule within the cure period prescribed by NASDAQ.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the categories in which it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories.

Medical Action's products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action's common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell Microcap® Index.

CONTACT: John Sheffield - Executive Vice President
         and Chief Financial Officer
         MEDICAL ACTION INDUSTRIES INC.
         (631) 231-4600